                              TRISTAR CORPORATION

                       12500 San Pedro Avenue, Suite 500
                           San Antonio, Texas  78216


                                January 22, 1997



Dear Stockholder:


         On behalf of the Board of Directors, I cordially invite you to attend the 1997 Annual Meeting of the Stockholders of TRISTAR CORPORATION. The Annual Meeting will be held Friday, February 21, 1997 at 10:00 a.m., C.S.T., at the Company's corporate offices at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas. The formal Notice of the Annual Meeting is set forth in the enclosed material.


         The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. During the meeting, stockholders will have the opportunity to ask questions and comment on TRISTAR CORPORATION's operations.

         It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and return the enclosed proxy card promptly.

         We appreciate your investment in TRISTAR CORPORATION and urge you to return your proxy card as soon as possible.

                                                   Sincerely,

                                                   [signature]


                                                   Viren S. Sheth
                                                   President
                                                   Chief and Executive Officer

                              TRISTAR CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



         Notice is hereby given that the Annual Meeting of Stockholders of TRISTAR CORPORATION (the "Company") will be held on Friday, February 21, 1997, at 10:00 a.m., C.S.T., at the Company's corporate offices at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas, for the following purposes:


         1. To elect a Board of five directors to serve for the ensuing year and until their respective successors are duly elected and qualified.

         2. To consider and act upon a proposal that the stockholders approve a stock option for the Company's President and Chief Executive Officer.

         3. To consider and act upon a proposal that the stockholders approve the appointment of KPMG Peat Marwick LLP, as the Company's independent accountants for fiscal year 1997.

         4. To transact such other and further business as may lawfully come before the Annual Meeting or any adjournment or adjournments thereof.

         Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

         The Board of Directors has fixed the close of business on January 13, 1997, as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company's principal executive offices during ordinary business hours for a period of ten days prior to the meeting. The list will be open to the examination of any stockholder for any purpose germane to the meeting during this time. The list will also be produced at the time and place of the meeting and will be open during the whole time thereof.

                                            By Order of the Board of Directors,

                                            [Signature]

                                            PHILLIP M. RENFRO
                                            Secretary



San Antonio, Texas
January 22, 1997




                                            --------------------



                                   IMPORTANT

         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.
EVEN IF YOU PLAN TO BE PRESENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                              TRISTAR CORPORATION

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                        To Be Held on February 21, 1997



GENERAL INFORMATION


         This Proxy Statement is furnished to stockholders of TRISTAR CORPORATION, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders to be held on Friday, February 21, 1997, at 10:00 a.m., C.S.T., in the Company's executive offices at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Properly executed proxies received in time for the meeting will be voted.


         The securities of the Company entitled to vote at the Annual Meeting consist of shares of Common Stock, $0.01 par value ("Common Stock), of the Company. At the close of business on January 13, 1997 (the "record date"), there were outstanding and entitled to vote 16,710,176 shares of Common Stock. The holders of record of Common Stock on the record date will be entitled to one vote per share. The Company's Certificate of Incorporation does not permit cumulative voting in the election of directors.


         The Annual Report to Stockholders for the year ended August 31, 1996 has been or is being furnished with this Proxy Statement, which is being mailed on or about January 22, 1997, to the holders of record of Common Stock on the record date. The Annual Report to Stockholders does not constitute a part of the proxy materials.


VOTING AND PROXY PROCEDURES

         Properly executed proxies received in time for the meeting will be voted. Stockholders are urged to specify their choices on the proxy, but if no choice is specified, eligible shares will be voted for the election of the five nominees for director named herein, for the approval of a stock option for the President and Chief Executive Officer of the Company and for ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants for fiscal year ending August 30, 1997. At the date of this Proxy Statement, management of the Company knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

         If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by a later-dated proxy or by written notice filed with Loren M. Eltiste at the Company's executive offices at any time before the enclosed proxy is exercised. Stockholders attending the Annual Meeting may revoke their proxies and vote in person. The Company's executive offices are located at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas 78216.

         The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the record date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors, and the affirmative vote of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for any other matters as may properly come before the Annual Meeting or any adjournment thereof.

         Abstentions are counted toward the calculation of a quorum, but are not treated as either a vote for or against a proposal. An abstention has the same effect as a vote against the proposal. Any unvoted position in a brokerage account will be considered as not voted and will not be counted toward fulfillment of quorum requirements.

         The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained.


                           OWNERSHIP OF COMMON STOCK

PRINCIPAL STOCKHOLDERS

         The following table sets forth as of December 20, 1996, certain information with respect to the Common Stock beneficially owned by persons who are known to the Company to be the beneficial owners of more than five percent of the Common Stock. For purposes of this Proxy Statement, beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission (the "Commission") to mean generally the power to vote or dispose of shares, regardless of any economic interest therein. The persons listed have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.

                                                          AMOUNT AND NATURE
                                                            OF BENEFICIAL                Percent
                   NAME AND ADDRESS                           OWNERSHIP                 OF CLASS
 ---------------------------------------------------   -----------------------   ----------------------
 Core Sheth Families(1)  . . . . . . . . . . . . .           15,397,984                   80.6%
 Post Office Box 5551
 Dubai, United Arab Emirates

 Transvit Manufacturing Corporation(2) . . . . . .            9,977,810                   52.2%
 1211 Geneva
 25 Switzerland
 Case Postale 69

 Starion International Limited(3)  . . . . . . . .            5,313,174                   27.8%
 Woodbourne Hall, P.O. Box 3162
 Road Town, Tortola
 British Virgin Islands

 Ibrahim Ahmed Al-Musbahi  . . . . . . . . . . . .            1,000,000                   5.2%
 c/o Al-Musbahi Establishment
 P.O. Box 20002
 Jeddah 21455
 Saudi Arabia


---------------
(1) Shashikant S. Sheth, Jamnadas Sheth, Kirit Sheth and Mahendra Sheth comprise the Core Sheth Families. The Core Sheth Families own and control Transvit and Starion B.V.I. The 15,397,984 shares includes 9,977,810 shares beneficially owned by Transvit and 5,313,174 shares beneficially owned by Starion B.V.I. (which includes 2,400,000 shares issuable upon the exercise of currently exercisable Common Stock warrants held by Starion B.V.I.) and 107,000 shares otherwise owned or controlled by the Core Sheth Families. The members of the Core Sheth Families share voting and investment power with respect to all of these shares.

(2) Transvit shares voting and investment power with the members of the Core Sheth Families with respect to their cumulative shares.

(3) The 5,313,174 shares includes 2,400,000 shares issuable upon the exercise of currently exercisable Common Stock warrants held by Starion B.V.I. who shares voting and investment power with the members of the Core Sheth Families with respect to all of these shares.


SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth as of December 20, 1996, certain information with respect to the Company's Common Stock beneficially owned by each of its directors and nominees for director, each executive officer named in the Summary Compensation Table and by all its directors and officers as a group, as of the record date. Such persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.


                                                          AMOUNT AND NATURE
                                                            OF BENEFICIAL                Percent
                   NAME AND ADDRESS                           OWNERSHIP                 OF CLASS
 ---------------------------------------------------   -----------------------   ----------------------
 Viren S. Sheth(1) . . . . . . . . . . . . . . . .               -0-                      -0-%
 12500 San Pedro Ave.,  Suite 500
 San Antonio, TX 78216

 Richard P. Rifenburgh . . . . . . . . . . . . . .               -0-                      -0-%
 133 N. Pompano Beach Blvd.
 Pompano Beach, FL 33062

 Robert R. Sparacino                                             -0-                      -0-%
 Sparacino Associates, Inc.
 175 Blackberry Drive
 Stamford, CT 06903

 Aaron Zutler                                                  10,000                     0.1%
 Marketing Congress, Inc.
 80 Skyline Drive
 Plainview, New York 11803

 Jay J. Sheth(2)                                                 -0-                      -0-%
 Starion House
 319 Pinner Road
 North Harrow, Middlesex
 HA 1 4HF England

 Loren M. Eltiste(3)                                           66,206                     0.4%
 12500 San Pedro Ave.,  Suite 500
 San Antonio, TX 78216

 Ricardo A. Bunge                                                -0-                      -0-%
 12500 San Pedro Ave.,  Suite 500
 San Antonio, TX 78216

 Joseph KeKama(4)                                              50,000                     0.3%
 250 W. 57th Street,  #2232
 New York, New York 10107

 All executive officers and directors as a group              132,206(5)                 0.8%
 (ten persons, including the executive officers and
 directors listed above)

(1) Viren S. Sheth, a director of the Company and its President and Chief Executive Officer, although not a member of the Core Sheth Families, is related by blood to certain members of the Core Sheth Families. Viren S. Sheth disclaims beneficial ownership of shares beneficially owned by the Core Sheth Families.

(2) Jay J. Sheth, a director of the Company, although not a member of the Core Sheth Families, is related by blood to certain members of the Core Sheth Families. Jay J. Sheth disclaims beneficial ownership of shares beneficially owned by the Core Sheth Families.


(3) Loren M. Eltiste has the right to acquire the 66,206 shares pursuant to stock options issued under a stock option agreement.


(4) Joseph DeKama has the right to acquire the 50,000 shares pursuant to stock options issued under a stock option agreement.


(5) Includes 66,206 shares beneficially owned by Loren M. Eltiste; 10,000 shares beneficially owned by Aaron Zutler, 50,000 shares beneficially owned by Joseph DeKama and 6,000 shares beneficially owned by Peter Liman.




                   MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

         The Company's Certificate of Incorporation and Bylaws provide that the Board of Directors will consist of not less than three persons, the exact number to be fixed from time to time by the Board of Directors. The Board of Directors has fixed the authorized number of directors at five.

         Five directors (constituting the entire Board) are to be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. All of the persons named below are now directors of the Company.
         The following table contains certain information as of December 20, 1996, with respect to the persons who have been nominated to serve as directors:


                                                                                      Served as a
 Name                         Age  Position and Offices with the Company              Director Since
 ----                         ---  --------------------------------------             --------------
 Richard P. Rifenburgh(1)      64  Chairman of the Board of Directors                 1992


 Robert R. Sparacino(2)        69  Vice-Chairman of the Board of Directors            1992

 Viren S. Sheth                47  President and Chief Executive Officer and          1992
                                   Director

 Aaron Zutler                  61  Director                                           1995

 Jay J. Sheth                  38  Director                                           1996


(1) Mr. Rifenburgh became Chairman of the Board in August 1992. The Chairman of the Board is not an officer of the Company.
(2) Dr. Sparacino became Vice-Chairman of the Board in August 1992. The Vice-Chairman of the Board is not an officer of the Company

         Biographical information on these continuing directors is set forth below under "Further Information -- Board of Directors and Executive Officers."

         The persons set forth in the table above were not selected as a director pursuant to any arrangement or understanding between him and any other person (other than directors or officers of the Company acting solely in their capacities as such) except for Jay J. Sheth, who agreed to serve as a director of the Company pursuant to a consensus among the Core Sheth Families. The Core Sheth Families is a group which is the beneficial owner of 80.6% of the Company's Common Stock as more particularly set forth below and in the Core Sheth Schedule 13D and amendments thereto. Viren S. Sheth regularly consults with the Core Sheth Families with respect to the operations of the Company.

         It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of such nominees. Management of the Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies that do not withhold authority to vote for directors will be voted for another nominee, or other nominees, in accordance with the best judgment of the person or persons appointed to vote the proxy.

         The enclosed form of proxy provides a means for the holders of Common Stock to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all such nominees. Each properly executed proxy received in time for the meeting will be voted as specified therein, or if a stockholder does not specify in his or her executed proxy how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein or for other nominees as provided above. The director nominees receiving a plurality of the votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular director nominee and will not affect the outcome of the election. Two affiliates of the Core Sheth Families, Transvit Manufacturing Corporation ("Transvit") and Starion International Limited ("Starion B.V.I."), the record holders of 59.7% and 17.4% of the Company's outstanding Common Stock, respectively, have indicated to the Company that they intend to vote in favor of all of the nominees set forth above.

         The Company's Certificate of Incorporation provides that nominations for the election of directors may be made by the Board, a committee of the Board or any stockholder entitled to vote for the election of directors. Nominations by stockholders shall be made by notice, in writing, delivered or mailed by first class mail, postage prepaid, to the Secretary of the Company not less than 14 days nor more that 50 days prior to any meeting of the stockholders called for the election of directors; provided, that if less than 21 days notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Company not later than the close of the seventh day following the day on which notice of the meeting was mailed to stockholders. Each such notice shall set forth the name, age and business address of each proposed nominee, the principal occupation or employment of each such nominee, and the number of shares of Common Stock owned by such nominee.

COMMITTEES OF THE BOARD OF DIRECTORS

         The business of the Company is managed under the direction of its Board of Directors. The Company's Board of Directors has established four standing committees: Audit, Compensation, Nominating and Executive ("Executive").

         The Audit Committee is comprised of certain directors who are not employees of the Company or any of its subsidiaries. Dr. Sparacino and Mr. Rifenburgh are the current members of the Audit Committee. The Audit Committee meets with the independent auditors, management representatives and internal auditors; recommends to the Company's Board of Directors appointment of independent auditors; approves the scope of audits and other services to be performed by the independent and internal auditors; considers whether the performance of any professional services by the auditors other than services provided in connection with the audit function could impair the independence of the outside auditors; and reviews the results of internal and external audits and the accounting principles applied in financial reporting and financial and operational controls. The independent auditors and internal auditors have unrestricted access to the Audit Committee and vice versa.

         The Executive Committee, composed of Mr. Rifenburgh, Dr. Sparacino and Viren S. Sheth, performs the Nominating Committee and Compensation Committee functions. Voting by the members of the Executive Committee is weighted to assure that the independent directors (Mr. Rifenburgh and Dr. Sparacino) control the committee. When performing Nominating Committee type functions, the Executive Committee's duties include developing a policy on the size and composition of the Board and criteria relating to candidate selection; identifying candidates for Board membership and establishing procedures whereby individuals may be recommended by stockholders for consideration by the committee as possible candidates for election to the Board. The Executive Committee's Compensation Committee functions include reviewing the Company's compensation philosophy and programs, including the payment of direct salaries and incentive compensation to directors and officers; reviewing loans to, or guarantees of obligations of, officers, directors and employees of the Company; and administering the Company's stock option plan. The Executive Committee met one time during fiscal 1996.

MEETINGS OF THE BOARD OF DIRECTORS

         During the fiscal year ended August 31, 1996, the Board of Directors met seven (7) times, the Audit Committee met three (3) times, and the Executive Committee met one (1) time. Each of the directors of the Company attended at least 75 percent of the aggregate of the meetings of the Board of Directors and committees of which he was a member.

COMPENSATION OF DIRECTORS

         The Company provides reimbursement for travel and other expenses incurred by all directors in connection with their service as directors of the Company. The Company also provides compensation to Messrs. Rifenburg and Zutler and Dr. Sparacino for their services as directors and members of various committees of the Board.

         Dr. Sparacino and Messrs. Rifenburgh and Zutler each receive $2,500 per day per Board or committee meeting attended. In addition, each receives a quarterly fee of $10,000 as reimbursement for services outside of Board and committee meetings. During fiscal 1996, Messrs. Rifenburgh and Zutler and Dr. Sparacino (through his company, Sparacino Associates, Inc.) received $76,000, $80,000 and $69,000, respectively, in connection with their service as directors and members of committees of the Board.


PROPOSAL 2: RATIFICATION OF VIREN SHETH STOCK OPTION

         The Company desires to have Mr. Viren Sheth remain in its employ and increase his proprietary interest in the Company. Pursuant to such, on April 19, 1996 the Company and Mr. Viren Sheth entered into a Stock Option Agreement whereby Mr. Sheth was granted an option to purchase up to 480,000 shares of common stock of the Company (such option being hereinafter referred to as the "Option"), subject to stockholder approval. Under the Stock Option Agreement, Mr. Sheth has until April 19, 2006 to exercise his Option at an exercise price equal to $7.5625 per share.


         The Option may be exercised as to the following number of shares from time to time, on a cumulative basis beginning on each of the following dates if Mr. Sheth is employed by the Company on such date:


         a.      160,000 shares on April 19, 1997;

         b.      160,000 shares on April 19, 1998; and

         c.      160,000 shares on April 19, 1999.

         The Option is a non-qualified stock option which does not satisfy the requirements of Section 422A of the Internal Revenue Code of 1986, as amended. The Option is granted outside of and therefore shall not be subject to the terms and provisions of the Company's 1991 Amended and Restated Stock Option Plan, as amended.


         The Option granted to Mr. Sheth is nontransferable and nonassignable, except by will or under the laws of descent and distribution, and shall be exercisable, during his lifetime, only by him.


         The Option shall terminate on the date Mr. Sheth ceases to be an employee of the Company, unless Mr. Sheth dies or becomes permanently or totally disabled while an employee of the Company, in which case his legatees or personal representative may exercise the previously unexercised vested portion of the Option at any time within one year after his death or the termination of his employment, or if Mr. Sheth resigns or retires with the consent of the Company, in which case he may exercise the previously unexercised portion of the Option at any time within three months after his resignation or retirement, to the extent Mr. Sheth could have exercised the vested portion of the Option immediately prior to such resignation or retirement.


         The Stock Option Agreement does not impose any obligation on the Company to continue the employment of Mr. Sheth, nor does it impose any obligation on Mr. Sheth to continue in the employ of the Company.

         In the event the capital structure of the Company is changed by reason of a stock dividend, stock split, reorganization, recapitalization, merger, split up or other change an adjustment may be made by the Company, in its sole and absolute discretion, to prevent dilution or enlargement of the Option, and the determination of the Company as to these matters shall be conclusive.

         Mr. Sheth shall not have any rights as a stockholder with respect to any shares covered by the Option until the date of issuance of a stock certificate for such shares. The Company shall not be required to sell or issue any shares to Mr. Sheth under the Option if the issuance of such shares shall constitute or result in a violation by either Mr. Sheth or the Company of any provision of any law, statute or regulation of any governmental authority. No adjustment for dividends, or otherwise, will be made if the record date therefore is prior to the date of issuance of such certificate.

         This Proposal No. 2 will be approved if approved by the vote of a majority of the shares present in person or by proxy at the meeting, provided the total shares present at the meeting constitutes a quorum. With respect to Proposal No. 2, all such shares will be voted FOR or AGAINST, or not voted, as specified on each proxy. If no choice is indicated, a proxy will be voted FOR THE PROPOSAL NO. 2. THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSAL NO. 2.


PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of KPMG Peat Marwick LLP to serve as independent public accountants of the Company for the fiscal year ending August 30, 1997. Although stockholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting. KPMG Peat Marwick LLP has served as independent public accountants of the Company with respect to the Company's consolidated financial statements for the fiscal year ending August 31, 1996 and is considered by management of the Company to be well qualified. If the stockholders do not ratify the appointment of KPMG Peat Marwick LLP, the Board of Directors may reconsider the appointment.

         Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

         Ratification of the appointment of KPMG Peat Marwick LLP requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock entitled to vote at the Annual Meeting. Abstentions and broker non- votes will not be considered as a vote for or against the proposal and therefore will have no effect on the outcome of the proposal. Proxies will be voted for or against such approval in accordance with specifications marked thereon, and if no specification is made, the proxies will be voted for such approval.


                              FURTHER INFORMATION

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is information with respect to each director and executive officer of the Company as of December 20, 1996. The executive officers are elected by the Board of Directors and serve at the discretion of the Board.

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR

         RICHARD P. RIFENBURGH has served as Chairman of the Board of Moval Management Corporation since 1968. Moval Management Corporation is a management consulting firm which specializes in restoring companies in financial distress. Since 1994 Mr. Rifenburgh has also served as a director of Glasstech, Inc., a manufacturer of glass forming equipment. From February 1989 until May 1991, Mr. Rifenburgh served as Chairman of the Board and Chief Executive Officer of MiniScribe Corporation, a publicly-held company and manufacturer of computer disc drives. From 1987 to 1990, he was a General Partner at Hambrecht and Quist Venture Partners, a venture capital organization. From 1988 to 1990, he was Chairman of the Board and Chief Executive Officer of Ironstone Group, Inc., a publicly-held holding company. Mr. Rifenburgh currently serves as a director of Concurrent Computer Corporation, which files reports with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Mr. Rifenburgh is also a member of the Board of Directors for St. George Crystal Ltd., a major manufacturer of fine quality crystal products, and CyberGuard Corporation, a provider of security software. None of the companies set forth above with which Mr. Rifenburgh has been affiliated are, or have been, affiliates of the Company.

         ROBERT R. SPARACINO has served as president and director of Sparacino Associates, Inc. since 1981, a management consulting firm specializing in business consulting. Prior to forming Sparacino Associates, Inc., Dr. Sparacino was a senior officer of Xerox Corporation. Dr. Sparacino has also served, and currently serves, as a director of several privately-held companies, principally in connection with services rendered by Sparacino Associates, Inc. During 1989 and 1990, Dr. Sparacino served as a director and chairman of the Special Committee of the Board of Directors of MiniScribe Corporation. Dr. Sparacino currently serves as a director of Concurrent Computer Corporation, which files reports with the SEC pursuant to the Exchange Act. Dr. Sparacino is also a member of the Board of Directors of St. George Crystal Ltd., a major manufacturer of fine quality crystal products. None of the companies with which Dr. Sparacino has been affiliated are, or have been, affiliates of the Company.


         JAY J. SHETH was appointed to the Board of Directors in January 1996. Mr. Sheth became the Managing Director of Starion International Limited ("Starion U.K.") in 1984. Starion U.K. is a manufacturer and distributor of fragrance and cosmetics based in the United Kingdom and is owned by the Core Sheth Families. From 1979 to March 1993, Mr. Sheth was Managing Director of S&J Perfume Company, Ltd., a supplier of fragrance products based in the United Kingdom which sold principally to distributors in the Middle East and to the Company. Mr. Sheth has been a Managing Director of Starion Cosmetics Limited since 1991 and a Director of Star Group Services Limited, a services company, since 1995. Since 1994 Mr. Sheth has been a Director of Plus One Design Limited. S&J Perfume Company, Ltd., Starion Cosmetics Limited, Star Group Services Limited and Plus One Design Limited are entities owned and controlled by the Core Sheth Families.

         VIREN S. SHETH became a director, as well as President and Chief Executive Officer of the Company on December 3, 1992. Mr. Sheth served as President, Chief Executive Officer and a director of Eurostar Perfumes, Inc. ("Eurostar") from August 1992 until the merger of Eurostar with and into the Company (the "Merger") in August 1995. From 1983 to August 1992, Mr. Sheth was a director of S&J Perfume Company, Ltd., a supplier of fragrance products based in the United Kingdom which sold principally to distributors in the Middle East and to the Company. S&J Perfume Company, Ltd., now known as Starion U. K., is also an entity owned and controlled by the Core Sheth Families. For a discussion of the relationships among Viren S. Sheth, Jay J. Sheth and entities controlled by the Core Sheth Families, see "Certain Transactions".

         AARON ZUTLER was appointed to the Board of Directors in August 1995. Mr. Zutler is president and founder of Marketing Congress, Inc., an international marketing consulting and new product development firm. Mr. Zutler is also a member of the Board of Directors for St. George Crystal Ltd., a major manufacturer of fine quality crystal products. He is also president of MCI Advertising which creates advertising promotional campaigns for a diverse group of marketers in the consumer products field. On July 1, 1995, Mr. Zutler was appointed to the Board of Directors of Eurostar where he served until the Merger on August 31, 1995.

         The following is a list of the executive officers of the Company as of December 20, 1996 their ages, positions and offices with the Company, and periods during which they have served in such positions and offices:

 Name                         Age  Positions or Offices with the Company              Officer Since
 ----                         ---  -------------------------------------              -------------
 Viren S. Sheth                47  Director, President and Chief Executive            December 1992
                                   Officer (1)

 Loren M. Eltiste              56  Corporate Vice President, Chief Financial          October 1992
                                   Officer, Treasurer and Assistant Secretary

 Ricardo A. Bunge              63  Vice President of Sales  - Latin America           August 31, 1995
                                   Division (2)

 Paul  R. Kimmel               48  Vice President, Chief Information Officer &        August 31, 1995
                                   Assistant Secretary

 Peter L. Liman                57  Vice President, Marketing                          August 31, 1995


 Joseph DeKama (3)             56  Senior Vice President of Sales                     April 18, 1996


(1) Mr. Sheth served as President, Chief Executive Officer and a director of Eurostar from August 1992 until the consummation of the Merger in August 1995.
(2) Mr. Bunge has tendered his resignation effective December 31, 1996 and will serve as a consultant as required in the future.
(3) Prior to joining the Company, Mr. DeKama served as an Independent Sales Representative for the Company's products.


INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

         Viren S. Sheth's business background is set forth above under "Information with Respect to Nominees for Director".

         Loren M. Eltiste has served in his present capacity with the Company since October 1992. From October 1988 to October 1992, Mr. Eltiste served as Chief Accounting Officer, Vice President and Corporate Controller for Tandon Corporation, a publicly-owned company which manufactured and marketed personal computers.


         Ricardo A. Bunge has served as Vice President - Latin America Division for the Company since August 31, 1995. From January 1993 to August 1995, Mr. Bunge served as President of American Star Corporation, a subsidiary of Eurostar, which was responsible for sales and marketing in Central and South America. Mr. Bunge was a financial consultant with Merrill Lynch, Pierce, Fenner & Smith, Inc. during the period 1991 to 1993. From 1973 to 1988 he served as General Manager - Argentina Division, President - Latin America Division and President - Latin America & Europe, with Revlon, Inc. Mr. Bunge tendered his resignation effective December 31, 1996, and will serve as a consultant as required in the future.


         Paul R. Kimmel has served as Vice President, Chief Information Officer and Assistant Secretary of the Company since August 31, 1995. From August 1994 to August 1995, Mr. Kimmel served as Vice President, Chief Financial Officer, Secretary and Treasurer for Eurostar. Mr. Kimmel was associated with Reckitt & Colman Inc., a major subsidiary of a large United

Kingdom-based household products and food packaged goods company from 1989 to 1994. He served as its Director, Accounting Development Officer and as Controller for Airwick Industries, its division specializing in household products.

         Peter L. Liman has served as Vice President, Marketing since August 31, 1995. From December 1982 to July 1995, Mr. Liman served as Vice President Marketing for Del Pharmaceuticals Inc., a division of Del Laboratories, Inc., a publicly-owned company located in Farmingdale, New York.


         Joseph DeKama has served as Senior Vice President of Sales for the Company since April 1, 1996. Prior to joining the Company, he served as an independent sales representative for the Company from October 1995 to April 1,1996 and he was paid $201,000 in commissions. From February 1994 through January 1996, Mr. DeKama served as President of Designer Quality Impressions, Inc. ("DQI"). DQI filed a bankruptcy petition in October of 1996, which is still pending. DQI was in the designer alternative fragrance business; Mr. DeKama was the owner of 49% of its common stock. From January 1991 through January 1994, Mr. DeKama served as President of LaSalle International, a cosmetics distributor. Mr. DeKama was also the owner of 50% of LaSalle. From 1967 to present, Mr. DeKama has been the sole proprietor of Northside Development, d/b/a JDK Associates, a master broker of cosmetics and fragrances. Mr. Dekama is also the sole proprietor of Ascending Corporation, an inactive corporation established in 1996.





FAMILY RELATIONSHIPS AMONG DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

         Viren S. Sheth, President, Chief Executive Officer and a director of the Company and Jay J. Sheth, director, are unrelated. Both are related by blood to certain members of the Core Sheth Families.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Executive Committee of the Board of Directors of the Company (in its role as Compensation Committee) has furnished the following report on the Company's executive compensation policies.

         The Executive Committee, in its role as the Compensation Committee, because there were no formal compensation policies in place, determined the compensation of newly-hired executive officers based generally on the qualifications and prior experience of the executive officers. The following paragraphs set forth the basis of the compensation paid in fiscal 1996 to Viren
S. Sheth, Ricardo A. Bunge, Eugene H. Karam, Joseph DeKama and Loren M.
Eltiste.

         On December 3, 1992, the Board elected Viren S. Sheth as President and Chief Executive Officer. At that time, the Executive Committee established Mr. Sheth's salary at $150,000 per annum in recognition of the same position, with comparable compensation, Mr. Sheth held with the Company's major supplier, Eurostar, at that date. Upon consummation of the Merger on August 31, 1995, Mr. Sheth's salary was increased to $385,000, the aggregate of his salaries at Eurostar and Tristar, in recognition of his increased responsibilities as a result of the Merger. As a long-term incentive, on April 19, 1996, the Company and Mr. Sheth entered into a Stock Option Agreement, which vests over a three-year period, whereby Mr. Sheth was granted an option to purchase up to 480,000 shares of Common Stock of the Company, subject to shareholder approval.




         The compensation package of Eugene H. Karam, Executive Vice President and Vice President Sales, U.S. and Canada, was initially established effective as of September 1, 1993 as part of a three-year employment agreement pursuant to which Mr. Karam received an initial base salary of $150,000 per annum and an annual bonus opportunity of up to 25 percent of his base salary. Mr. Karam's base salary was $150,000 per annum for fiscal years 1995 and 1994. As longer-term incentive to Mr. Karam, pursuant to the agreement, of February 14, 1994, he also received an option to purchase 99,420 shares of the Company's Common Stock which vests over a three-year period. The Executive Committee set Mr. Karam's compensation package based on the key role he held within the Company and in view of competitive compensation packages offered to his peer group in the industry. Eugene H. Karam resigned and left the Company effective September 9, 1996.



         The compensation package of Joseph DeKama, Senior Vice President of Sales was established as part of a twenty- nine month employment agreement under which Mr. DeKama receives a base salary of $360,000 per annum and an annual bonus opportunity of up to $60,000 per year based on performance against key criteria. Mr. DeKama was granted an option to purchase 50,000 shares of the Company's Common Stock which vested upon execution of the agreement. In addition, Mr. DeKama has the opportunity to earn additional options for up to 200,000 shares if he meets certain performance criteria. The Executive Committee set Mr. DeKama's compensation package based on his experience in the fragrance and cosmetics industry.



         The Compensation Package of Ricardo A. Bunge, originally established by the Board of Directors of Eurostar Perfumes Inc. prior to the merger of Eurostar into Tristar, was extended in fiscal 1996 for one year to December 31, 1996 and his annual salary was increased to $120,000. Under a bonus plan given to Mr. Bunge, he is entitled to a bonus of up to $24,000 per annum based on certain performance criteria. Mr. Bunge's extension was based on his experience and in view of competitive compensation packages. Mr. Bunge tendered his resignation effective December 31, 1996, and will serve as a consultant as required in the future.


         The compensation package of Loren M. Eltiste, Vice President & Chief Financial Officer, was initially established on October 6, 1992 as part of a three-year employment agreement pursuant to which Mr. Eltiste received an initial base salary of $125,000 per annum and an annual bonus opportunity of up to 25 percent of his base salary. In October 1993, Mr. Eltiste's base salary was increased to $131,250 per annum. On October 6, 1992, Mr. Eltiste also received an option to purchase 66,206 shares of the Company's Common Stock which vested over a three-year period. The Executive Committee set Mr. Eltiste's compensation package based on his experience as a financial executive and in view of competitive compensation packages offered to his peer group in the industry. The stock option was granted to provide a long-term incentive to Mr. Eltiste.

                              EXECUTIVE COMMITTEE
                             Richard P. Rifenburgh
                              Robert R. Sparacino
                                 Viren S. Sheth



EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth certain information concerning compensation of the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers for fiscal years ended August 31, 1994, 1995 and 1996. The amounts shown include, as applicable, compensation earned by officers of Eurostar prior to such officers joining the Company upon the Merger.




                                                                       LONG-TERM COMPENSATION

                                                                                AWARDS
                                                                                ------

                                                                        OTHER
                                    FISCAL   ANNUAL COMPENSATION        ANNUAL                              ALL OTHER

NAME AND PRINCIPAL POSITION          YEAR   SALARY($)    BONUS($)    COMPENSATION(1)   OPTIONS(#)         COMPENSATION($)
---------------------------          ----   ---------    --------    ------------      ---------          ---------------
Viren S. Sheth(2)                    1996     $389,519      --              --           480,000          $15,499 (3
   President and Chief               1995      392,308      --              --            --                9,424 (3)
   Executive Officer                 1994      371,154      $25,000         --            --                1,298 (3)


Eugene H. Karam (4)                  1996     $150,000      --              --             --             $14,042  (5)
   Exec. Vice President, Vice        1995     $150,000      --              --             --              12,257  (5)
   President of Sales -              1994     $150,000      $24,375         --            99,420           12,198  (5)
   U S & Canada


Loren M. Eltiste                     1996     $131,250      --              --            --              $15,856 (6)
   Vice President and Chief          1995      131,250      --              --            --               12,376 (6)
   Financial Officer                 1994      130,241      $18,047         --            --               62,495 (6)


Ricardo A. Bunge(7)                  1996     $121,061      $13,183         --            --               $4,401 (8)
   Vice President of                 1995      110,654       13,766         --            --                1,924 (8)
   Sales - Latin                     1994       96,346       26,286         --            --               46,696 (9)
   America Division


Joseph DeKama (10)                   1996     $351,000      $13,860         --            50,000           $3,258 (11)
   Sr. Vice President of             1995       --          --              --            --            --
   Sales                             1994       --          --              --            --            --

--------------------------

(1) Excludes perquisites and other benefits if the aggregate amount of such compensation is the lesser of $50,000 or 10% of the annual salary and bonus reported for the named executive officer.
(2) Viren S. Sheth's compensation includes the amounts earned as the President and Chief Executive Officer of Eurostar prior to the Merger which was effective August 30, 1995.
(3) The amounts are comprised of (i) contributions to the Company's 401(k) Plan by the Company on behalf of Mr. Sheth to match pre-tax deferral contributions in the amount of $7,500 in 1995 and $4,426 in 1996; and (ii) premiums paid by the Company on behalf of Mr. Sheth with respect to insurance not generally available to all Company employees in the amount of $7,999 in 1995 and $6,675 in 1996. The fiscal 1994 amount is comprised of $1,298 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Sheth to match fiscal 1994 pre-tax deferral contributions.
(4)  Eugene H. Karam resigned and left the Company effective September 9, 1996.
(5) The fiscal 1996, 1995 and 1994 amounts are comprised of (i) contributions to the Company's 401(k) Plan by the Company on behalf of Mr. Karam to match pre-tax deferral contributions in the amounts of $3,029, $6,646 and $6,826, respectively; and (ii) premiums paid by the Company on behalf of Mr. Karam with respect to insurance not generally available to all Company employees in the amounts of $5,013, $5,611 and $5,372, respectively.

(6) The fiscal 1996, 1995 and 1994 amounts are comprised of (i) contributions to the Company's 401(k) Plan by the Company on behalf of Mr. Eltiste to match pre-tax deferral contributions in the amounts of $4,178 in fiscal 1996, $6,197 in fiscal 1995 and $4,291 in fiscal 1994, and (ii) premiums paid by the Company on behalf of Mr. Eltiste with respect to insurance not generally available to all Company employees in the amounts of $5,678 in fiscal 1996, $6,179 in fiscal 1995 and $2,859 in fiscal 1994.
(7) Ricardo Bunge, formerly employed by Eurostar, joined the Company on August 31, 1995. Mr. Bunge tendered his resignation effective December 31, 1996, and will serve as a consultant as required in the future.

(8) The amounts are comprised of premiums paid by the Company on behalf of Mr. Bunge with respect to insurance not generally available to all Company employees; $2,047 in fiscal 1996 and $1,924 in fiscal 1995, as well as $2,354 in fiscal 1996 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Bunge.

(9) Relocation expenses in fiscal 1994 in the amount of $46,696 paid on behalf of Mr. Bunge by the Company to relocate his household to Texas.
(10) Mr. DeKama joined the Company on April 1, 1996. Prior to that date he served as an independent sales representative and earned commissions of $201,000 which is included in his salary for fiscal 1996.
(11) The fiscal 1996 amount includes $758 of premiums paid by the Company on behalf of Mr. DeKama with respect to insurance not generally available to all Company employees.


OPTION GRANTS IN 1996 FISCAL YEAR

        The following table provides information concerning grants of stock options by the Company to the named executive officers in fiscal year 1996. The Company has not granted any stock appreciation rights.

                                                                                              Potential Realizable
                                                                                            Value at Assumed Annual
                                                                                              Rates of Stock Price
                                                                                                Appreciation for
                                                                                                 the Option Term
                                                                                             -----------------------
                      Individual Grants
                      -----------------
                                       Percentage of Total
                                       Options Granted to
                                          Employees in
                          Options          Fiscal Year     Exercise Price     Expiration
                                         ---------------
Name                   Granted (#)(1)                         ($/Share)          Date         5% ($)       10% ($)
----                   -----------                            ---------      ------------     ------       -------
Viren Sheth(1)             480,000             91%             $7.5625         04/19/06     $2,282,887   $5,985,285
Joseph DeKama(2)            50,000              9%             $7.5625         04/18/03       $153,935     $358,734

(1)      Mr. Sheth's options, granted April 19, 1996, were granted under a
         non-qualified individual plan   and are exercisable at a rate of 33
         1/3% on April 19, 1997, 1998 and 1999. None of these options were exercisable in fiscal 1996.
(2) Mr. DeKama's options, granted April 19, 1996, were granted under a non-qualified individual plan and were exercisable immediately upon granting.

OPTION EXERCISES IN 1996 FISCAL YEAR AND YEAR-END OPTION VALUE

         The following table provides information concerning option exercises in fiscal year 1996 by the named executive officers and the value of such officer's exercised options at August 31, 1996.

                                                             NUMBER OF UNEXERCISED                  VALUE OF UNEXERCISED
                         SHARES                                    OPTIONS AT                     IN THE MONEY OPTIONS AT
                        ACQUIRED                              FISCAL YEAR END (#)                 FISCAL YEAR END ($) (1)
                           ON            VALUE          -------------------------------       -------------------------------
        NAME          EXERCISE (#)    REALIZED ($)      EXERCISABLE       UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
--------------------  ------------    ------------      -----------       -------------       -----------       -------------
 Viren S. Sheth             --              --                --              480,000               --                 --
 Eugene H. Karam(2)         --              --             146,280             33,140            $439,875           $62,138-
 Loren M. Eltiste           --              --              66,206               --              $24,827               --
 Ricardo A. Bunge           --              --                --                 --                 --                 --
 Joseph DeKama              --              --              50,000               --                 --                 --

--------------------------

(1) The "value" of any option set forth in the table above is determined by subtracting the amount which must be paid upon exercise of the options from the market value of the underlying Common Stock as of August 31, 1996 (based on the closing sales price as reported by the Nasdaq Stock Market).
(2)      Gene H. Karam resigned and left the Company effective September 9,
         1996.


Compensation Committee Interlocks and Insider Participation

        The Core Sheth Families is the beneficial owner of approximately 80.6 percent of the Company's Common Stock. Viren S. Sheth and Jay J. Sheth, although not members of the Core Sheth Families, are related by blood to certain members of the Core Sheth Families. Viren S. Sheth and Jay J. Sheth disclaim beneficial ownership of shares beneficially owned by the Core Sheth Families.

        The Executive Committee, composed of Mr. Rifenburgh, Dr. Sparacino and Viren S. Sheth, performs the functions of the Compensation Committee. Voting by the members of the Executive Committee is weighed to ensure that the independent directors (Mr. Rifenburgh and Dr. Sparacino) control the Committee. During the fiscal year ended August 31, 1996, Viren S. Sheth served as President and Chief Executive Officer of the Company.



EMPLOYMENT AGREEMENTS


EUGENE H. KARAM. Mr. Karam had an employment agreement with the Company dated January 14, 1994, which provided, among other things, that Mr. Karam's employment was terminable only for cause through August 31, 1996. Under the agreement, Mr. Karam received an annual salary of $150,000 plus a discretionary bonus. The agreement also required the Company to maintain a $250,000 life insurance policy on Mr. Karam, payable to the beneficiary of his choice, to furnish long-term disability insurance coverage for Mr. Karam and to provide Mr. Karam with a monthly car allowance. Pursuant to the agreement, Mr. Karam also received an option to purchase 99,420 shares of Common Stock at $5.375 per share, which option vests over a three-year period. Mr. Karam resigned from his position on September 9, 1996.


LOREN M. ELTISTE. Mr. Eltiste's employment agreement, under which he received an annual salary of $125,000 plus a discretionary bonus, expired August 31, 1995. Mr. Eltiste's annual salary was increased to $131,250 in October 1993. The agreement also required the Company to maintain a $250,000 life insurance policy on Mr. Eltiste, payable to the beneficiary of his choice, and to provide him with a monthly car allowance. Pursuant to the agreement, Mr. Eltiste also received an option to purchase 66,206 shares of Common Stock at $6.875 per share, which option vested over a three-year period.



RICARDO A. BUNGE. Under Mr. Bunge's employment agreement, which expired December 1995 but was extended through December 31, 1996, he received an annual base salary of $100,000 in 1994, $110,000 in 1995 and $120,000 in 1996. In
addition, Mr. Bunge is entitled to receive a performance bonus of up to 20% of his annual base salary and an incentive bonus of 0.5% of the amount that actual sales in Central and South America exceed budgeted sales. Mr. Bunge tendered his resignation effective December 31, 1996, and will serve as a consultant as required in the future.



JOSEPH DEKAMA. Under Mr. DeKama's employment agreement, which expires August 31, 1998, Mr. DeKama receives a base salary of $360,000 per annum and an annual bonus opportunity of up to $60,000 per year based on performance against key criteria. Mr. DeKama was granted an option to purchase 50,000 shares of the Company's common stock which vested upon execution of the agreement. In addition, Mr. DeKama has the opportunity to earn additional options for up to 200,000 shares if he meets certain performance criteria. If terminated without cause, Mr. DeKama would be entitled to receive his salary for the remaining term of his contract.


Other than as set forth above, there are no compensatory plans or arrangements with respect to any individual named in the Summary Compensation Table above or otherwise which would result from the resignation, retirement or any other termination of such individual's employment with the Company or a change in the individual's responsibilities following a change in control.

PERFORMANCE GRAPH


The Company has utilized the Center for Research in Security Prices ("CRSP") Total Return Index for The Nasdaq Stock Market. The following performance graph compares the performance of the Company's Common Stock to CRSP Total Return Index for The Nasdaq Stock Market and to a Cosmetics/Sundries Index (for the five year period from August 31, 1991 through August 31, 1996). The Cosmetics/Sundries Index is comprised of all Nasdaq-listed companies having the three digit standard industry classification code 284, which relates to perfumes, cosmetics and toilet preparation products. The graph assumes that the value of the investment in the Company's Common Stock and each Index was 100 at August 31, 1991 and that all dividends were reinvested.

================================================================================
 Year (Aug. start date)        1991     1992     1993    1994     1995     1996
================================================================================
 Company Index                 100.0     77.5     62.0    44.4     62.0     81.7
 NASDAQ Index                  100.0    108.5    143.1   148.9    200.5    226.1
 Cosmetics/Sundries Index      100.0     90.2     85.4    96.1    128.4    189.5



                            [performance graph here]





The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or to the liabilities of Section 18 under the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the 1996 fiscal year and Forms 5 and amendments there to furnished to the Company with respect to the 1996 fiscal year, the Company believes that its officers, directors and holders of more than 10% of the Company's Common Stock complied with Section 16(a) filing requirements except for the following: Eugene Harrell Karam filed two Forms 4 late which represented one transaction each. Viren Sheth and Joseph DeKama each filed one Form 4 late which represented one transaction for each person.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS


As previously disclosed, a federal grand jury in Greenville, South Carolina had been examining the events relating to the previously undisclosed ownership interest of the Core Sheth Families and other issues. In March 1994, the Company entered into an agreement with federal authorities pursuant to which the Company was not prosecuted in connection with the matters under investigation by the grand jury.


The Company and the Core Sheth Families, who hold beneficial ownership of 80.6% of the Company's Common Stock, principally through their ownership of Transvit and Starion B.V.I., actively cooperated with the federal inquiry. The Company's agreement with the federal authorities is contingent upon continued cooperation by the Company and companies affiliated with the Core Sheth Families.


Under the terms of the agreement, the Company's President, Viren S. Sheth, pled guilty to a technical infraction in connection with causing the disclosure violation. Jay J. Sheth, a Director of the Company and the Managing Director of Starion U.K., which is owned by the Core Sheth Families, pled guilty to a technical infraction in connection with causing the disclosure violation. The agreement with federal authorities acknowledges that these individuals were unaware of the legal requirement that was violated. These infractions are the lowest possible level of federal charge, and do not subject them to any term of incarceration.


Starion B.V.I., an entity owned by the Core Sheth Families that holds beneficial ownership of 27.8% of the Company's Common Stock, pled guilty to a felony in connection with the failure to disclose its ownership interest.


In November 1994, Starion B.V.I. was sentenced to five years of probation and required to pay to the U.S. Government $5.5 million in lieu of a forfeiture of 2,013,174 of its holdings of shares of Common Stock of the Company. Starion B.V.I. has made payments of $3.4 million to the Government on a non-interest bearing promissory note. The promissory note is to be paid according to the following schedule: (a) $700,000 by November 22, 1997; (b) ) $700,000 by November 22, 1998; (c ) $700,000 by November 22, 1999; and (d). The promissory note also required Starion B.V.I. to place in escrow one million shares to secure these remaining payments, of which 600,000 shares remain in escrow. Starion B.V.I. retains all rights to vote and dispose of the shares placed in escrow and the right to receive dividends on those shares.


In November 1994, Viren S. Sheth was sentenced to one year of probation. The sentence imposed was based on an infraction for violating (without knowledge thereof) 17 C.F.R. Section 240.13d-1 and 15 U.S.C. Section 78ff by aiding, abetting and causing the Core Sheth Families' failure to disclose, prior to September 1992, their ownership of more than 5% of the outstanding Common Stock of the Company.


In November 1994, Jay J. Sheth was sentenced to one year of probation. The sentence imposed was based on an infraction for violating (without knowledge thereof) 17 C.F.R. Section 240.13d-1 and 15 U.S.C. Section 78ff by aiding, abetting and causing the Core Sheth Families' failure to disclose,





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
prior to September 1992, their ownership of more than 5% of the outstanding Common Stock of the Company


The United States Attorney's information charging Viren S. Sheth and Jay J. Sheth with these violations expressly alleged that they did not have knowledge of either of these regulations. The court imposed the following conditions of probation: (1) complying with all federal and state securities laws; and (2) directing and insuring that Starion B.V.I. make all required forfeiture payments under the promissory note and plea agreement.


The sentencing concluded all outstanding criminal proceedings with respect to the above named persons.


In June 1992, the Company, Jay J. Sheth, Viren S. Sheth, Starion B.V.I. and other Core Sheth Family affiliates, were advised that they were the subject of an investigation by the staff of the United States Securities and Exchange Commission regarding the non-disclosure of the share holdings of the Core Sheth Families, as well as potential accounting irregularities and other matters. In September 1995, the Company, Jay J. Sheth, Viren S. Sheth and other Core Sheth Family affiliates, without admitting or denying the allegations of the Securities and Exchange Commission, consented to the entry of an administrative order agreeing to cease and desist from future violations of the federal securities laws.


Except for the matters discussed above, none of the Company's directors, officers or affiliates, nor any beneficial owner of more than 5% of the Company's Common Stock, nor any associate of any such directors, officers, affiliates or 5% stockholders, is a party adverse to the Company or has a material interest adverse to the Company in any material legal proceeding.

FREITAS AND KENNER

In October 1994, a suit was filed in Florida state court against the Company, and two of its directors by Ross Freitas, Carolyn Kenner, Rose Freitas and Melissa Freitas. The complaint alleges causes of action by two plaintiffs for libel and seeks indemnification in connection with the work of the Special Committee of the Board of Directors that investigated, among other things, a prior failure to disclose the Core Sheth Families' holdings of Company stock. The complaint also alleges, on behalf of all four plaintiffs, that the Company's disclosures relating to these and other matters were fraudulent or negligently misrepresented. In April 1995, the court dismissed the complaint without prejudice, in part due to the plaintiffs' failure to state a claim for relief. In May 1995 the plaintiffs refiled the complaint, asserting many of the same claims, and in June 1996, amended their complaint yet again, naming only the Company and one of its directors as defendants. The Company intends to dispute these allegations vigorously and believes that ultimate disposition of the case will not have a material adverse effect on its business, financial condition or results of operations.

                             CERTAIN TRANSACTIONS

CORE SHETH FAMILIES

         At August 31, 1996, a majority of the Company's stock (80.6%), continued to be controlled by the Core Sheth Families, principally through their ownership and control of Transvit and Starion B.V.I.


TRANSACTIONS WITH CORE SHETH FAMILIES' AFFILIATES

         During fiscal 1996, the Company purchased approximately $7,037,000 of finished goods and fragrance product components from the Core Sheth Families' affiliates. At August 31, 1996, the Company had outstanding payables to the Core Sheth Families' affiliates in the amount of $3,061,000.

         During fiscal 1996, the Company sold products to the Core Sheth Families' affiliates in the amount of $1,997,000. At August 31, 1996, the Company had a receivable outstanding from the Core Sheth Families' affiliates of $1,679,000.


DIRECTOR FEES

         For fiscal 1996, the Company incurred approximately $225,000 in fees to current directors, Robert R. Sparacino, Richard P. Rifenburgh and Aaron Zutler. These fees were paid directly to the directors, with the exception of $69,000 which was paid to Dr. Sparacino through his company, Sparacino Associates, Inc. These fees relate to the participation of Messrs. Rifenburgh and Zutler and Dr. Sparacino in meetings of the Company's Board and committees. As of August 31, 1996, $19,000 of these fees had not yet been paid.


FINANCING OF SETTLEMENT AGREEMENT

         The Company is currently indebted to the Core Sheth Families in the amount of $8 million in the form of subordinated long-term debt. The proceeds of such debt was utilized by the Company in the settlement of the previously disclosed (December 1993) stockholder class action litigation.

         The loans from the Core Sheth Families mature in ten years, with interest payable annually and principal payable 20% at the end of year eight, 20% at the end of year nine and the remaining 60% at the end of year ten. These loans bear interest at 6.36% to 8.23% per annum and are subordinated to indebtedness of the Company owed to its senior lenders.

         Pursuant to an agreement entered into in connection with the settlement agreement, the Core Sheth Families were granted warrants for the right to purchase up to 2,000,000 shares of the Company's Common Stock within ten years of the date of issuance. The initial per share price of the Common Stock under the warrants is $5.34 and it increases by 10% per year after year seven.

         The Company also extended until August 31, 2003, the exercise date of previously issued Common Stock warrants held by an affiliate of the Core Sheth Families to purchase 400,000 shares of the Company's Common Stock.


WORKING CAPITAL LOAN

         In 1993, Transvit, a Core Sheth Families' affiliate, entered into a lending arrangement with Eurostar Perfumes, Inc. ("Eurostar") (now merged into the Company) whereby Eurostar could borrow up to $9 million at an interest rate of 4.5 percent per annum. As of August 31, 1996, $4.7 million was outstanding. As part of the financing agreement with the Company's commercial lender, this debt was subordinated to the lender. Effective December 11, 1996, this debt was exchanged for 666,529 shares of the Company's Series A redeemable convertible Preferred Stock ($0.05 par value). Such stock carries a preferred distribution in the event of liquidation of $7.00 per share with a cumulative dividend of $0.315 per share, convertible at $7.00 per share into the Company's Common Stock.


CONSULTING CONTRACT WITH JOHANNA DEKAMA


         The Company entered into a Consulting Agreement with Johanna DeKama, the spouse of Mr. Joseph DeKama, Senior Vice-President, Sales, on April 1, 1996 that will remain in effect until August 31, 1998 unless earlier terminated by the Company for cause. Mrs. DeKama will provide the Company with advice on all aspects of product development and testing including, but not limited to, identifying new trends in the industry, generating special fact finding reports as requested by executives of the Company, assisting in conducting consumer trade research, and advising Tristar on product improvements. Mrs. DeKama will also attend various health and beauty care expeditions, trade shows, and seminars. She will assist in development of package and brochure copy, assist in establishing special retailer promotions, maintain a fact book on competitive advertising for fragrance, color cosmetics and treatment, and major toiletry products, and act as the Company's liaison to Color Association of the United States. She will also carry out other marketing assignments as so directed by the Vice President, Marketing. She will file weekly consulting project reports describing the projects, status, planned completion dates and other comments. In exchange for her services Mrs. DeKama will receive $60,000 per annum plus all reasonable out-of-pocket expenses.


LOANS MADE TO MR. JOSEPH DEKAMA

         The Company has loaned Mr. Joseph DeKama, Senior Vice President of Sales, an aggregate amount of $145,000. $45,000 is evidenced in a Promissory Note executed jointly by Mr. DeKama and Northside Development, a sole proprietorship owned by Mr. DeKama, on

October 1, 1996. In a Promissory Note dated October 15, 1996, executed solely by Mr. DeKama, the Company loaned him an additional $100,000. The interest rate on both Notes is 12.5% per annum, subject to change as the Company's borrowing rate changes. Effective January 1, 1997, interest and principal on both notes are payable monthly via payroll deductions. As of December 20, 1996, the total amount of outstanding indebtedness by Mr. DeKama to the Company, net of a payment in October 1996 and including accrued interest, is approximately $145,000.




                       PROPOSALS FOR NEXT ANNUAL MEETING

         Any proposals of holders of Common Stock intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 1998 must be received by the Company, addressed to Loren Eltiste at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas 78216, no later than September 5, 1997, to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.


                                 OTHER MATTERS

         Management of the Company does not know of any matters to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders and described herein. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.

INSTRUCTIONS FOR SIGNING PROXY

         The signature on the proxy should correspond with the name appearing on the proxy. If a stockholder is a corporation or partnership, give the full company name as appearing on the proxy and have it signed by a duly authorized officer or partner, showing the officer's or partner's title. Where stock stands in more than one name, all holders of record should sign. When signing as executor, administrator, trustee or guardian, please provide the appropriate title.

         All stockholders are urged to mark, sign and promptly return the enclosed proxy card.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              PHILLIP M. RENFRO
                                              SECRETARY
Dated:  January __________________, 1997

                              TRISTAR CORPORATION


              PROXY -- ANNUAL MEETING OF STOCKHOLDERS --FEBRUARY 21, 1997
    P         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    R
    O         Please mark, sign, date and return in the enclosed envelope.
    X
    Y



                        The undersigned  stockholder of TRISTAR  CORPORATION
              (the "Company") hereby appoints Viren S. Sheth and Loren M. Eltiste, or either of them, proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held on February 21, 1997, at 10:00 a.m., Central Standard Time, at the Company's corporate offices at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas, and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:



(1)    ELECTION OF DIRECTORS

                 FOR                                     WITHHOLD AUTHORITY
         all nominees listed below                     to vote for all nominees
         (except as marked below)                      listed below
              Robert R. Sparacino                          Richard P. Rifenburgh
              Jay J. Sheth            Viren S. Sheth       Aaron Zutler

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, DRAW A
              LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME AS SET FORTH ABOVE.

(2)    PROPOSAL TO RATIFY THE VIREN SHETH STOCK OPTION AGREEMENT

         FOR              AGAINST                           ABSTAIN

(3) PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP, AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 1997

         FOR              AGAINST                           ABSTAIN

(4) TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF;


all as more particularly described in the Proxy Statement dated January 22, 1997, relating to such meeting, receipt of which is hereby acknowledged.


This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposal 2.




                                                     Signature of Stockholder(s)
                     Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon.


                                                 Dated _____________ ____, 1997.